United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

December 15, 2011

Date of Report

[Date of Earliest Event Reported]

MCT HOLDING CORPORATION

(Exact name of Registrant as specified in its Charter)

Nevada	000-53390	20-2543857
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

10018 Falcon View Drive

Sandy, Utah 84092

 (Address of Principal Executive Offices)

(801) 580-4555

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of the Registrant.

On December 15, 2011, Travis T. Jenson and Lisa J. Howells acquired 336,200 shares or approximately 65.6% of the outstanding common voting securities of MCT Holding Corporation, a Nevada corporation (the “Registrant”), 168,100 shares each.  The total purchase price of the shares was $214,500, paid from the respective personal resources of Mr. Jenson and Ms. Howells.  The Stock Purchase Agreement regarding this purchase and sale required the settlement of all debts of the Registrant, amounting to $627,472 at September 30, 2011, and David C. Merrell, one of the selling shareholders, was required to indemnify and hold the purchasers and the Registrant harmless from and against any liability resulting from a breach of the covenants thereof.  Mr. Merrell, who was the President and a director of the Registrant at the time of the purchase and sale, sold 281,200 shares; and Lindsey Hailstone, who was a director and the Secretary/Treasurer of the Registrant at the time of the purchase and sale, sold 55,000 shares.  Mr. Merrell resigned his positions as a director and the President, and Mr. Jenson was named to fill his vacancy on the

Board of Directors and as the President.  Mr. Merrell continues as an independent consultant to the Registrant respecting its ongoing business operations.

Item 5.02 Other Events.

See Item 5.01 above regarding the resignation of David C. Merrell as a director and the President of the Registrant and the appointment of Travis T. Jenson to fill the vacancies created by Mr. Merrell’s resignations.

Mr. Jenson is 39 years old.  He graduated with honors from Westminster College in Salt Lake City, Utah, in 1995, with a B.S. degree.  Since January of 1996, Mr. Jenson has worked for Jenson Services, Inc., a Utah corporation and business and financial consulting firm (“Jenson Services”). Mr. Jenson has also  served on the boards of directors of a number of publicly and privately held companies.  Mr. Jenson is the President and a director of Jenson Services.

Mr. Jenson will not be compensated for his service as a director and the President until an increase in business operations warrant compensation.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

MCT Holding Corporation

Date:	December15, 2011	By:	/s/ Travis T. Jenson
Travis T. Jenson
President

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